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Jewett, Schwartz & Associates                         Charles E. Jewett, C.P.A.
Certified Public Accountants                        Michael A. Schwartz, C.P.A.
                                               Lawrence H.Wolfe, C.P.A., C.V.A.



                         CONSENT OF INDEPENDENT AUDITORS

Visator, Inc.
117 West 58th Street, 2I
New York, New York 10019

We have issued our report dated April 29, 2002, relating to the financial statements of Startcall.com Inc. for the years ended December 31, 2001 appearing in the Company's Form 10-KSB. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

By:   /s Jewett Schwartz & Associates
  -----------------------------------
Jewett, Schwartz & Associates
Hollywood, FL

March 5, 2003


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